Exhibit 10.1

AGREEMENT

AGREEMENT made and entered into, by and between Stanadyne Corp. (the “Company”), and William W. Kelly (the “Executive”), effective as of October 6, 2008 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas;

WHEREAS, the Executive has served the Company in a leadership position for many years and is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, the Executive has stated his desire to transition toward his eventual retirement, and parties wish to accomplish this transition in a seamless and mutually-beneficial manner; and

WHEREAS, as the Executive transitions toward retirement, the Company wishes to employ the Executive and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereinafter provided (including under Section 5 hereof), the Executive’s employment hereunder shall commence on the Effective Date and shall continue until December 31, 2009 provided, however, that if the Company is actively engaged in negotiations for a Change of Control (as defined below) on December 31, 2009, then the Executive’s employment hereunder shall be extended through the consummation of such Change of Control, but in any event, shall terminate no later than February, 28, 2010 unless the Company and Executive mutually agree to further extension. The term of this Agreement is hereinafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) From the Effective Date, the Executive shall continue to serve the Company as its Chief Technology Officer (the “CTO”) through the earlier of December 31, 2009 or such time as a suitable successor is employed as the CTO, at which time the Executive shall transition to the position of “Chief Technology Officer Emeritus.” Following the Effective Date, the Chief Executive Officer of the Company (the “CEO”) may reorganize and reallocate certain of the duties and responsibilities previously held by the Executive, consistent with the terms hereof.

(b) During his service as CTO or CTO Emeritus prior to January 1, 2009, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the CEO. The Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.

(c) Beginning January 1, 2009, the Executive shall be employed on a reduced-time basis and shall perform such duties and special projects, commensurate with the Executive’s status and position, that make use of his accumulated knowledge, experience and expertise, as may be assigned to him from time to time by the CEO. The Executive’s regular working hours shall be reduced to fifty percent (50%) of full-time, provided that the Executive shall make himself available for such additional working time as may be reasonably required for specific business needs or events. At any time during the period the Executive is serving as Chief Technology Officer Emeritus, the CEO may from time to time, in his discretion, relieve the Executive of all duties without terminating the Executive’s employment or compensation hereunder. During any such period, the Executive shall not be required to report to the Company’s facilities during the workweek.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive the following —

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of Three Hundred Thirty-Eight Thousand Dollars ($338,000) per annum, payable in accordance with the payroll practices of the Company for its executives (the “Base Salary”). Beginning January 1, 2009, the Base Salary shall be reduced to the rate of One Hundred Sixty Nine Thousand Dollars ($169,000) per annum.

(b) Incentive Plan. The Executive shall be entitled to participate in the Company’s Employee Incentive Plan pursuant to plan terms and applicable law. For 2009, the Executive’s bonus opportunity under the Company’s Employee Incentive Plan shall be based on the amount of Base Salary actually paid in 2009. Any payment earned under the Employee Incentive Plan during the term hereof shall be payable in accordance with the Company’s normal practices, but in no event shall it be paid later than two and one half months following the end of the fiscal year for which such payment was earned.

(c) Vacations. The Executive shall be entitled to earn vacation at the rate in effect immediately prior to the Effective Date, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company/with the approval of the CEO. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. The Executive shall be entitled to participate on the most favorable basis in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent any such employee benefit plan is in a category of benefit otherwise provided to the Executive specifically in this Agreement. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies, except that the Executive shall not be disqualified from any such participation solely because he is working at 50% of full time. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board of Directors of the Company (the “Board”) and to such reasonable substantiation and documentation as may be specified by the Company from time to time, in each case as generally applicable to senior executives. Any reimbursements under this agreement, that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f) Office and Support Staff. During the Executive’s service as CTO, he shall continue to use the office assigned to him and to enjoy the same secretarial and office support as immediately prior to the Effective Date. Following the Executive’s transition to Chief Technology Officer Emeritus, the CEO may reassign the Executive to a different office within the same facility, provided that any such office shall be adequate to the Executive’s reasonable business needs and reasonably appropriate to his status and position. During such period, the Company shall continue to provide the Executive with secretarial and other assistance as reasonably required for the performance of his duties.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any bonus compensation awarded for the year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within 120 days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall also provide such benefits at least equal to the most favorable benefits provided by the Company to surviving families of its executives under such plans, programs and policies relating to family death benefits, if any, as in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive’s family, as in effect on the date of the Executive’s death with respect to other senior executives and their families. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may require the Executive to retire from his employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for twelve (26) consecutive weeks during any period of twelve (12) consecutive calendar months. In the event of such retirement, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation, the provision of such retirement benefits as to which the Executive is entitled, such benefits at least equal to the most favorable benefits provided by the Company to disabled executives under such plans, programs and policies relating to disability benefits, if any, as in effect at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect as any time thereafter, and the provision of any disability-related benefits to which the Executive may be entitled.

(ii) The CEO may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its Affiliates;

(ii) repeated violations by the Executive of the Executive’s obligations to the Company or any of its Affiliates under Section 3 of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied after the receipt of notice thereof from the Company or any of its Affiliates; or

(iii) the conviction of the Executive of a felony.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Company shall also provide the Executive the following benefits:

(i) an amount equal to the product of (A) the amount of any cash bonus paid (or deferred) pursuant to the Company’s Employee Incentive Plan for Executive Personnel plus the amount of any other cash bonus paid to the Executive for the last full fiscal year ending during the Executive’s employment and (B) a fraction, the numerator of which is the Executive’s number of days of employment in the fiscal year ending on the date of termination and the denominator is 365;

(ii) an amount equal to the Executive’s annual Base Salary at the rate in effect on the date of termination; and

(iii) any amounts previously deferred by the Executive and not previously paid.

Any obligation of the Company to the Executive hereunder, other than for Final Compensation, is conditioned, however, on the Executive signing of a timely and effective release of claims in the form attached to this Agreement as Exhibit A (the “Employee Release”) after the termination of his employment, and delivering it to the Company within three days following his signature. Any such payments due hereunder shall be due and payable on the Company’s next regular payday for executives that is at least five business days following the effective date of the Release of Claims, but no later than ten (10) business days. The Release of Claims required for separation benefits in accordance with Section 5(d) or Section 5(e) creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it.

(e) By the Executive for Good Reason. The Executive may resign from the Company at any time for “Good Reason” (as hereinafter defined) if: (A) the Executive provides the Company written notice setting forth in reasonable detail the condition giving rise to Good Reason within thirty (30) days giving rise to the event that is the basis for the Good Reason termination; (B) the Company fails to remedy such condition within thirty (30) days following the receipt of such notice; and (C) the Executive resigns his employment by written notice to the Company within fifteen (15) days of the expiration of such thirty (30) day cure period. The occurrence of any of the following after the Effective Date shall constitute “Good Reason” for termination by the Executive:

(i) the assignment to the Executive of (A) any duties materially inconsistent with the Executive’s position as contemplated by Section 3 of this Agreement;

(ii) the Company shall or shall attempt to relocate the Executive’s office more than a 35 mile radius from its current location in Windsor, Connecticut or

(iii) material breach by the Company of any material term of this Agreement.

In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder by retirement at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for that portion of the notice period so waived. The Company shall have no further obligation to the Executive, other than for any Final Compensation and retirement benefits due to him.

(g) Upon a Change of Control or Expiration of the Term. The Executive’s employment hereunder shall terminate automatically upon a Change of Control or the expiration of the term hereof. In the event of a termination in accordance with this Section 5(e), the Executive shall be deemed to have retired. In addition, notwithstanding any provision in this Agreement or in any other agreement that is or may be construed to the contrary, in the event of a termination upon a Change of Control, immediately prior to the Change of Control, the Executive shall automatically and without any further action vest 100% in all outstanding options to purchase securities of the Company owned by him. In either case, the Company shall have no further obligation to the Executive hereunder, other than for any Final Compensation, retirement benefits due to him and obligations, if any, outside of this Agreement.

(h) Timing of Payments. If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement.

(a) Payment by the Company of any monies required to be paid under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive under this Agreement, and shall not affect any obligations outside of this Agreement.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination; provided, that the foregoing is not intended to and shall not be construed to affect any vested rights the Executive may have in any of the employee benefit plans of Company.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Section 7 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive has had access to such Confidential Information for the Company in the past and shall learn of Confidential Information during the course of employment hereunder. The Executive shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Certain Reduction of Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax (“Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as (“Agreement Payment”) shall be reduced (but not below zero) if such reduction would result in the Executive retaining a larger amount, after-taxes, including the Excise Tax, than if the Executive received all of the Agreement Payments, and the aggregate present value of the Payments other than Agreement Payments (“Other Payments”) shall also be reduced (but not below zero) if such reduction would result in the Executive retaining a larger amount, after taxes, including the Excise Tax, than if the Executive received all of the Other Payments.

All determinations required to be made under this Section 8 shall be made by the Company which shall provide detailed supporting calculations to the Executive within fifteen (15) business days of the date of termination of employment of the Executive. In the event that the Executive shall not agree with such calculations, he shall present his objections to the Company in writing and the Executive and the Company shall discuss the basis for such objections. If the Executive and the Company are unable to agree on the calculations, the Company’s independent auditors (“Accounting Firm”) shall independently perform the calculations called for under this Section 8. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Agreement Payments or Other Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 8, provided that, if the Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Agreement Payment or Other Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 8 and shall notify the Executive promptly of such election. Within five (5) business days after the determination by the Executive or the Company, as applicable, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts, if any, as become due to the Executive under this Agreement.

As a result of the uncertainty in the application of section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments or Other Payments, as the case may be, will have been made by the Company which should not have been made (an “Overpayment”) or that additional Agreement Payments or Other Payments, as the case may be, which will have not been made by the Company could have been made (an “Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in section 1274(c) of the Code (the “Applicable Federal Rate”); provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the Applicable Federal Rate; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under section 4999 of the Code.

9. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b) “Change of Control” means (i) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Kohlberg Holders (as defined in the KSTA Holdings, Inc. Stockholders Agreement dated as of August 6, 2004, as amended from time to time) and their respective Affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock of its subsidiaries or sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Kohlberg Holders and their respective Affiliates will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the Change of Control Transferee.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed and as to which the Executive is aware of such non-disclosure obligation. “Confidential Information” does not include information which:

(i) becomes available to the Executive on a non-confidential basis from a source other than the Company, any of its Affiliates, or a director, officer or employee of any of them, provided, however, that disclosure by such source to the Executive is not wrongful;

(ii) is approved for release by written authorization of the Company; or

(iii) is required to be disclosed by the Executive by law or pursuant to court order (whether by subpoena, oral deposition, interrogatories, request for production of documents, administrative order or otherwise); in which case the Executive agree to gives the Company prompt written notice when the Executive has actual knowledge that disclosure must be made and the Company may seek, at its expense, an appropriate protective order or so that the Company may waive compliance with the terms of this Agreement.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person, provided that such assignee agrees in writing to be bound by the provisions hereof. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the CEO, or to such other address as either party may specify by notice to the other actually received.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, including, without limitation the Amended and Restated Employment Agreement between the parties dated as of July 22, 1996, but shall not affect any agreements or other documents (including plan documents) setting forth the Executive’s rights and obligations as to restricted stock, stock options, phantom stock and similar securities, which rights and obligations shall continue in full force an effect, except as specifically amended herein.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

17. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. Governing Law. This is a Connecticut contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Connecticut, without regard to the conflict of laws principles thereof.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ William W. Kelly	By:	/s/ M. David Jones
10-6-08	Title:	President & C.E.O.
10-06-08

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Stanadyne Automotive Corporation (the “Company”) dated as of [INSERT DATE OF AGREEMENT] (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims are:

(i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim;

(ii) any rights that I have to amounts payable under Section 5(d), Section 5(e) or any other provision of the Agreement upon or by reason of the termination of my employment with the Company;

(iii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates or under any other documents or agreements (including insurance policies);

(iv) any vested rights to benefits that I may have under any of the employee benefits plans of the Company; and

(v) claims, whether or not then asserted, with respect to pension rights or payments.

In signing this Release of Claims, I acknowledge my understanding that (i) I may not sign it prior to the termination of my employment, (ii) that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates, and (iii) that I must deliver the signed Release of Claims to the Company not more than three business days after the date of my signing. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chief Executive Officer of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: